File No. 333-51541
                                                Filed pursuant to Rule
                                                424(b)(3)

                              Prospectus Supplement
                     (to Prospectus dated December 11, 1997)
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): May 21, 1998


                           NEBCO EVANS HOLDING COMPANY


         Delaware                   _______                  06-1444203
     (State or Other        (Commission File Number)        (IRS Employer
     Jurisdiction of                                     Identification No.)
      Incorporation)


                               545 Steamboat Road
                          Greenwich, Connecticut 06830
                    (Address of Principal Executive Offices)


                                 (203) 661-2500
              (Registrant's telephone number, including area code)

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             The date of this Prospectus Supplement is May 27, 1998.


By Prospectus dated May 11, 1998, Nebco Evans Holdings Company ("NEHC") offered to exchange up to $250,000,000 in aggregate liquidation preference of its new 11 1/4% Senior redeemable Exchangeable Preferred Stock due 2008 (the "New Preferred Stock") which has been registered under the Securities Act of 1933, as amended, for up to $250,000,000 in aggregate liquidation preference of its outstanding 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 the ("Old Preferred Stock"). Subsequently, NEHC filed the attached Current Report on Form 8-K on May 22, 1998. Holders of the Old Preferred Stock may wish to consider the information contained in the attached Form 8-K in deciding whether to exchange their Old Preferred Stock for New Preferred Stock.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

            On May 21, 1998, AmeriServe Food Distribution, Inc. (the "Company"), a Delaware corporation and wholly owned subsidiary of Nebco Evans Holdings Company ("Parent"), became the owner of all of the capital stock of ProSource, Inc., a Delaware corporation ("ProSource"), pursuant to the merger (the "Merger") of Steamboat Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), with and into ProSource with ProSource as the surviving corporation. At the effective time of the Merger (the "Effective Time"), ProSource became a wholly owned subsidiary of the Company and an indirect wholly owned subsidiary of Parent.

            The Merger was consummated pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 29, 1998, by and among the Company, Merger Sub and ProSource. The Merger Agreement was approved and adopted by the stockholders of ProSource at a special meeting held on May 20, 1998. In the Merger, each share of ProSource Class A Common Stock, par value $0.01 per share ("Class A Shares"), and each share of ProSource Class B Common Stock, par value $0.01 per share ("Class B Shares" and together with the Class A Shares, the "Shares"), was converted into the right to receive $15.00 in cash without interest (the "Merger Consideration"). In connection with the Merger, the Company also refinanced certain outstanding indebtedness of ProSource. Total payments to ProSource's former stockholders are expected to be approximately $142 million in cash. The sources of funds used in the acquisition of ProSource included cash on hand, a $50 million capital contribution to the Company from Parent and the sale of certain trade receivables of a wholly owned subsidiary of ProSource under the Company's existing accounts receivable securitization program with Bank of America, a commercial paper conduit administered by Bank of America NT&SA and a group of other banks.

            The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference. A copy of the press release announcing the consummation of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


ITEM 5. OTHER EVENTS.

            At the Effective Time of the Merger, the Company, ProSource and certain of the subsidiaries of ProSource (ProSource and such subsidiaries, the "New Subsidiary Guarantors") executed a Second Supplemental Indenture, dated as of May 21, 1998 (the "Senior Notes Supplemental Indenture"), amending the Indenture, dated as of October 15, 1997, among the Company, certain subsidiaries of the Company listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture dated as of December 23, 1997 (as so amended, the "Senior Notes Indenture"), providing for the issuance of an aggregate principal amount of $350,000,000 of 8 7/8% Senior Notes due 2006 (the "Senior Notes"). The New Subsidiary Guarantors also executed a Note Guarantee, dated as of May 21, 1998 (the "Senior Notes Guarantee"), pursuant to which the New Subsidiary Guarantors became guarantors under the Senior Notes.


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

            Also at the Effective Time of the Merger, the Company and the New Subsidiary Guarantors executed a Second Supplemental Indenture, dated as of May 21, 1998 (the "Senior Subordinated Notes Second Supplemental Indenture"), amending the Indenture, dated as of July 11, 1997, among the Company, certain subsidiaries of the Company listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture dated as of December 23, 1997 (as so amended, the "Senior Subordinated Notes Indenture"), providing for the issuance of an aggregate principal amount of $500,000,000 of 10 1/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"). The New Subsidiary Guarantors also executed a Note Guarantee, dated as of May 21, 1998 (the "Senior Subordinated Notes Guarantee"), pursuant to which the New Subsidiary Guarantors became guarantors under the Senior Subordinated Notes.

            The foregoing description of the Senior Notes Supplemental Indenture, the Senior Notes Guarantee, the Senior Subordinated Notes Supplemental Indenture and the Senior Subordinated Notes Guarantee does not purport to be complete and is qualified in its entirety by reference to the instruments themselves, copies of which are attached hereto as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, and are incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements for ProSource will be filed by amendment to this Current Report on Form 8-K (this "Form 8-K") not later than 60 days after the date that this Form 8-K was required to have been filed.

(b) Pro forma financial information for ProSource that would be required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K not later than 60 days after the date that this Form 8-K was required to have been filed.

(c) Exhibits.

      2.1 Agreement and Plan of Merger, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition Corp. and ProSource, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report of the Company on Form 8-K, dated January
            30, 1998).

      4.1 Second Supplemental Indenture, dated as of May 21, 1998, amending the Indenture, dated as of October 15, 1997, among AmeriServe Food Distribution, Inc. and certain of its subsidiaries listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture, dated as of December 23, 1997, relating to the AmeriServe Food Distribution, Inc. 8 7/8% Senior Notes due 2006. (incorporated by reference to
            Exhibit 4.1 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.2 Note Guarantee, dated as of May 21, 1998, by ProSource, Inc. and certain of its subsidiaries listed on the signature pages thereto, relating to the AmeriServe Food Distribution, Inc. 8 7/8% Senior Notes due 2006. (incorporated by reference to


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

            Exhibit 4.2 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.3 Second Supplemental Indenture, dated as of May 21, 1998, amending the Indenture, dated as of July 11, 1997, among AmeriServe Food Distribution, Inc. and certain of its subsidiaries listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture, dated as of December 23, 1997, relating to the AmeriServe Food Distribution, Inc. 10 1/8% Senior Subordinated Notes due 2007. (incorporated by reference to Exhibit 4.3 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.4 Note Guarantee, dated as of May 21, 1998, by ProSource, Inc. and certain of its subsidiaries listed on the signature pages thereto, relating to the AmeriServe Food Distribution, Inc. 10 1/8% Senior Subordinated Notes due 2007. (incorporated by reference to Exhibit
            4.4 of the Current Report of the Company on Form 8-K, dated May 22,
            1998).

      99.1 Press Release, dated May 21, 1998. (incorporated by reference to Exhibit 99.1 of the Current Report of the Company on Form 8-K, dated May 22, 1998).


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    NEBCO EVANS HOLDING COMPANY

                                    By:    /s/ A. Petter 0stberg
                                       Name:   A. Petter 0stberg
                                       Title:  Vice President


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


                                INDEX TO EXHIBITS

    EXHIBIT                              DESCRIPTION
    NUMBER

      2.1 Agreement and Plan of Merger, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition Corp. and ProSource, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report of the Company on Form 8-K, dated January 30, 1998).

      4.1 Second Supplemental Indenture, dated as of May 21, 1998, amending the Indenture, dated as of October 15, 1997, among AmeriServe Food Distribution, Inc. and certain of its subsidiaries listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture, dated as of December 23, 1997, relating to the AmeriServe Food Distribution, Inc. 8 7/8% Senior Notes due 2006 (incorporated by reference to
            Exhibit 4.1 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.2 Note Guarantee, dated as of May 21, 1998, by ProSource, Inc. and certain of its subsidiaries listed on the signature pages thereto, relating to the AmeriServe Food Distribution, Inc. 8 7/8% Senior Notes due 2006 (incorporated by reference to Exhibit 4.2 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.3 Second Supplemental Indenture, dated as of May 21, 1998, amending the Indenture, dated as of July 11, 1997, among AmeriServe Food Distribution, Inc. and certain of its subsidiaries listed on the signature pages thereto and State Street Bank and Trust Company, as Trustee, as amended by a supplemental indenture, dated as of December 23, 1997, relating to the AmeriServe Food Distribution, Inc. 10 1/8% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.3 of the Current Report of the Company on Form 8-K, dated May 22, 1998).

      4.4 Note Guarantee, dated as of May 21, 1998, by ProSource, Inc. and certain of its subsidiaries listed on the signature pages thereto, relating to the AmeriServe Food Distribution, Inc. 10 1/8% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit
            4.4 of the Current Report of the Company on Form 8-K, dated May 22,
            1998).

      99.1 Press Release, dated May 21, 1998 (incorporated by reference to Exhibit 99.1 of the Current Report of the Company on Form 8-K, dated May 22, 1998).


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